Exhibit 99.1

Contact:

Bonny Harrison

FedEx Media Relations

901-434-5207

bonny.harrison@fedex.com

FOR IMMEDIATE RELEASE

FedEx Announces CFO Transition with Retirement of Alan B. Graf, Jr.

Michael C. Lenz to Assume CFO Role in 2020

MEMPHIS, Tenn., March 9, 2020 — FedEx Corp. (NYSE: FDX) announced today that Alan Graf, executive vice president and chief financial officer, will retire effective December 31, 2020. Mike Lenz, corporate vice president and treasurer, has been named his successor.

Graf, 66, joined FedEx in 1980 and became CFO of FedEx Express in 1991 and CFO of FedEx Corporation in 1998, where he has been responsible for all aspects of the corporation’s global financial functions, including financial planning, treasury, tax, accounting and controls, internal audit, investor relations, and corporate development.

Graf will serve as CFO until September 22, 2020 and remain at the company as executive vice president and senior advisor through the end of the year to ensure a smooth transition of responsibilities.

“In his 40 years at FedEx, Alan has helped build and transform this company,” said Frederick W. Smith, FedEx Corp. chairman and chief executive officer. “He has been part of every significant decision and helped navigate tremendous growth, strategic investments, international acquisitions and global challenges. FedEx would not be the $69 billion globally admired corporation we are today without his leadership.”

Lenz, 56, will become executive vice president and CFO-Elect effective June 1 and will assume the role of CFO for FedEx Corporation on Sept. 22, 2020, reporting to Smith. Lenz joined FedEx in 2005 as vice president of finance at FedEx Office. He became staff vice president of strategic finance at FedEx Corporation in 2010, followed by a promotion to his current role as corporate vice president and treasurer in 2012. Prior to joining FedEx, Lenz worked at American Airlines, where he held positions in several finance and commercial areas including investor relations, financial planning and analysis, international planning and fleet planning.

“Mike’s extensive experience in our industry and his financial background have proven him to be an asset to FedEx,” Smith said. “I look forward to having Mike join the Executive Committee for the corporation as we continue driving the strategy for long-term growth and profitability.”

Lenz will be succeeded by Bert Nappier, currently regional president of Europe and CEO of TNT Express. Effective June 1, 2020, Nappier will assume the role of executive vice president, treasurer, tax, and corporate development for FedEx Corporation. Karen Reddington, currently regional president of the Asia Pacific region for FedEx Express, will replace Nappier in Europe. Kawal Preet, currently senior vice president of North and South Pacific operations for FedEx Express, will succeed Reddington.

“Karen and Kawal have demonstrated results-oriented leadership throughout their careers and have worked closely with our FedEx Express CEO Don Colleran for many years,” said Raj Subramaniam, president and chief operating officer, FedEx Corp. “I appreciate their many contributions and am confident they will continue to deliver outstanding results in their new roles with FedEx Express.”

About FedEx

FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services. With annual revenues of $69 billion, the company offers integrated business solutions through operating companies competing collectively and managed collaboratively, under the respected FedEx brand. Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its more than 490,000 team members to remain focused on safety, the highest ethical and professional standards and the needs of their customers and communities. To learn more about how FedEx connects people and possibilities around the world, please visit about.fedex.com.